Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc. For More Information Contact:	Gregory FCA Communications, Inc. For More Information Contact:
Amy Rhoades, General Counsel (856) 768-4936	Joe Hassett (610) 642-8253

A.C. Moore Announces Departure of Michael Zawoysky

Berlin, New Jersey, April 10, 2009 – A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced the resignation of Michael G. Zawoysky, effective April 24, 2009. Mr. Zawoysky, the Company’s Executive Vice President and Chief Financial Officer, will pursue a career opportunity in the private equity sector. The Company will be conducting a search for a new Chief Financial Officer.

Rick A. Lepley, Chief Executive Officer, said, “Mike has made many contributions to A.C. Moore over the past two years and we are very appreciative of his service. We wish him success as he has been presented with a great opportunity.”

“It has been a pleasure to work with everyone at A.C. Moore,” said Mr. Zawoysky. “This was a difficult decision to make. I believe that A.C. Moore has taken the right steps to build a solid foundation for future success and I am confident that the Company’s initiatives will have a favorable long-term impact on the business.”

About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 132 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.

# # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on current expectations and assumptions of A.C. Moore Arts & Crafts, Inc. (“A.C. Moore,” the “Company”, “we,” “our” or “us”) as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to comply with the terms of our credit facility, our ability to comply with NASDAQ listing requirements, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, our ability to increase the number of stores we operate and the profitability of existing stores, how well we manage our growth, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, inventory risks, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the impact of the threat of terrorist attacks and war and other risks detailed in the Company’s Securities and Exchange Commission filings, including but not limited to, A.C. Moore’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.